Exhibit 99

ROCKY BRANDS, INC.

Company Contact:	Jim McDonald
Chief Financial Officer
(740) 753-1951

Investor Relations:	ICR, Inc.
Brendon Frey
(203) 682-8200

ROCKY BRANDS, INC. ANNOUNCES SECOND QUARTER FISCAL 2010 RESULTS
Company Returns to Second Quarter Profitability with Diluted EPS of $0.08
Second Quarter Sales Increased 7.9% to $55.2 Million
Funded Debt Decreased $50.6 Million, or 58% to $36.9 Million

NELSONVILLE, Ohio, July 27, 2010 – Rocky Brands, Inc. (Nasdaq: RCKY) today announced financial results for its second quarter ended June 30, 2010.

For the second quarter of 2010, net sales increased 7.9% to $55.2 million versus net sales of $51.2 million in the second quarter of 2009. The Company reported net income of $0.5 million, or $0.08 per diluted share versus a net loss of $1.4 million, or ($0.25) per diluted share a year ago. Excluding one-time charges of $0.6 million, net of tax, associated with the early repayment of a portion of the Company’s senior term loan, second quarter 2010 net income improved to $1.1 million, or $0.17 per diluted share.

Mike Brooks, Chairman and Chief Executive Officer, commented, “There were several highlights from the second quarter, most notably the dramatic improvement in our bottom line. The combination of sales growth, a 370 basis point improvement in wholesale gross margin, and meaningful operating expense leverage, allowed us to recover from a loss in the year ago period and deliver profitability that was well above plan. We also made significant progress in improving our capital structure during the second quarter. We paid off the majority of our high interest, senior term loan using proceeds from our successful equity offering and availability under our existing credit facility. As a result, we cut our debt level at the end of the second quarter by more than half and will considerably reduce our interest expense going forward. We are very pleased with the progress we have made towards building a more efficient organization and we look forward to taking advantage of our improved position to better capitalize on the growth opportunities that are ahead.”

Second Quarter Review
Net sales for the second quarter increased 7.9% to $55.2 million compared to $51.2 million a year ago. Wholesale sales for the second quarter increased to $38.5 million compared to $37.9 million for the same period in 2009. Retail sales for the second quarter were $11.0 million compared to $12.3 million for the same period last year. The modest decline in retail sales was the result of the ongoing transition to more Internet driven transactions and the decision to remove a portion of our Lehigh mobile stores from operations to help lower costs as discussed below. Military segment sales for the second quarter increased to $5.7 million versus $0.9 million for the same period in 2009.

Gross margin in the second quarter of 2010 was $19.1 million, or 34.6% of sales compared to $17.7 million, or 34.6% for the same period last year.  Wholesale gross margin was up 370 basis points driven by increased manufacturing efficiencies in the Company’s factories. This was offset by lower retail gross margin as a result of the ongoing transition to more Internet driven transactions and the increase in sales to the Military which carry lower gross margin than the wholesale and retail businesses.

Selling, general and administrative (SG&A) expenses decreased $2.0 million or 10.8% to $16.2 million, or 29.3% of sales for the second quarter of 2010 compared to $18.1 million, or 35.4% of sales a year ago. The decrease in SG&A expenses was primarily the result of a reduction in salaries & benefits, bad debt expense, advertising costs, and Lehigh store expenses.

Income from operations was $2.9 million, or 5.3% of net sales for the period compared to an operating loss of $0.4 million in the prior year.

Interest expense increased to $2.1 million for the second quarter of 2010 versus $1.9 million for the same period last year. The increase was attributable to one-time fees of approximately $0.9 million associated with the early repayment of a portion of the Company’s senior term loan.

The Company’s funded debt decreased $50.6 million, or 57.8% to $36.9 million at June 30, 2010 versus $87.5 million at June 30, 2009.

Inventory decreased $17.5 million, or 22.0%, to $61.8 million at June 30, 2010 compared with $79.3 million on the same date a year ago.

The Company’s accounts receivable decreased $3.7 million, or 8.2% to $40.8 million at June 30, 2010 versus $44.5 million at June 30, 2009.

Conference Call Information
The Company’s conference call to review second quarter fiscal 2010 results will be broadcast live over the internet today, Tuesday, July 27, 2010 at 4:30 pm Eastern Time.  The broadcast will be hosted at www.rockybrands.com.

About Rocky Brands, Inc.
Rocky Brands, Inc. is a leading designer, manufacturer and marketer of premium quality footwear and apparel marketed under a portfolio of well recognized brand names including Rocky®, Georgia Boot®, Durango®, Lehigh®, and the licensed brands Dickies®, Michelin® and Mossy Oak®.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Those statements include, but may not be limited to, all statements regarding intent, beliefs, expectations, projections, forecasts, and plans of the Company and its management, and include statements in this press release regarding reduction of interest expense and future growth opportunities (paragraph 3).  These forward-looking statements involve numerous risks and uncertainties, including, without limitation, the various risks inherent in the Company’s business as set forth in periodic reports filed with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2009 (filed March 2, 2010) and the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2010 (filed May 3, 2010).  One or more of these factors have affected historical results, and could in the future affect the Company’s businesses and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the Company, or any other person should not regard the inclusion of such information as a representation that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

Rocky Brands, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	June 30, 2010	December 31, 2009	June 30, 2009
	Unaudited		Unaudited
ASSETS:

CURRENT ASSETS:
Cash and cash equivalents	$3,166,143	$1,797,093	$2,865,461
Trade receivables – net	40,782,470	45,831,558	44,454,476
Other receivables	1,182,335	1,476,643	1,924,195
Inventories	61,811,667	55,420,467	79,286,477
Deferred income taxes	1,475,695	1,475,695	2,167,966
Income tax receivable	325,493	-	2,413,523
Prepaid expenses	1,876,888	1,309,138	1,983,480
Total current assets	110,620,691	107,310,594	135,095,578
FIXED ASSETS – net	22,436,535	22,669,876	23,777,945
IDENTIFIED INTANGIBLES	30,512,822	30,516,910	30,769,248
OTHER ASSETS	2,112,475	2,892,683	3,609,296
TOTAL ASSETS	$165,682,523	$163,390,063	$193,252,067

LIABILITIES AND SHAREHOLDERS' EQUITY:

CURRENT LIABILITIES:
Accounts payable	$13,415,750	$6,781,534	$8,504,099
Current maturities – long term debt	528,434	511,870	495,976
Accrued expenses:
Taxes - other	535,101	440,223	502,032
Income Tax Payable	-	26,242	-
Other	4,931,764	5,226,749	4,504,202
Total current liabilities	19,411,049	12,986,618	14,006,309

LONG TERM DEBT – less current maturities	36,370,863	55,079,776	87,023,125
DEFERRED INCOME TAXES	9,071,639	9,071,639	9,438,921
DEFERRED LIABILITIES	3,875,048	3,774,356	4,056,184

TOTAL LIABILITIES	68,728,599	80,912,389	114,524,539

SHAREHOLDERS' EQUITY:
Common stock, no par value;
25,000,000 shares authorized; issued and outstanding June 30, 2010 - 7,406,787; December 31, 2009 - 5,576,465; June 30, 2009 - 5,547,215	68,931,586	54,598,104	54,384,172

Accumulated other comprehensive loss	(3,037,242)	(3,217,144)	(3,062,448)
Retained earnings	31,059,580	31,096,714	27,405,804

Total shareholders' equity	96,953,924	82,477,674	78,727,528

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$165,682,523	$163,390,063	$193,252,067

Rocky Brands, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
NET SALES	$55,223,054	$51,188,615	$111,302,040	$101,253,176

COST OF GOODS SOLD	36,123,970	33,470,943	73,446,107	63,443,016

GROSS MARGIN	19,099,084	17,717,672	37,855,933	37,810,160

SELLING, GENERAL AND
ADMINISTRATIVE EXPENSES	16,163,354	18,119,173	34,188,041	38,065,301

INCOME/(LOSS) FROM OPERATIONS	2,935,730	(401,501)	3,667,892	(255,141)

OTHER INCOME AND (EXPENSES):
Interest expense	(2,121,552)	(1,936,490)	(3,766,143)	(3,710,420)
Other – net	3,432	158,023	40,117	33,457
Total other - net	(2,118,120)	(1,778,467)	(3,726,026)	(3,676,963)

INCOME/(LOSS) BEFORE INCOME TAXES	817,610	(2,179,968)	(58,134)	(3,932,104)

INCOME TAX EXPENSE/(BENEFIT)	294,000	(785,000)	(21,000)	(1,416,000)

NET INCOME/(LOSS)	$523,610	$(1,394,968)	$(37,134)	$(2,516,104)

INCOME/(LOSS) PER SHARE
Basic	$0.08	$(0.25)	$(0.01)	$(0.45)
Diluted	$0.08	$(0.25)	$(0.01)	$(0.45)

WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING
Basic	6,535,812	5,547,215	6,072,045	5,546,880
Diluted	6,557,289	5,547,215	6,072,045	5,546,880